Exhibit 11

Computations of Earnings Per Common Share

1999

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	Net		Per Share	Net		Per Share
	Loss	Shares	Amount	Loss	Shares	Amount

(In thousands, except per share data)
Basic EPS

Net income (loss) available to common shareholders	$(3,167)	15,702	$(0.20)	$(5,059)	15,671	$(0.32)

Effect of Dilutive Securities Stock option plans		—			—

Dilutive EPS

Net income (loss) available to common shareholders and assumed conversions	$(3,167)	15,702	$(0.20)	$(5,059)	15,671	$(0.32)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2000

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Income	Shares	Amount

	(In thousands, except per share data)
Basic EPS

Net income (loss) available to common shareholders	$3,632	20,384	$0.18	$16,460	20,272	$0.81

Effect of Dilutive Securities Stock option plans		2,346			2,472

Dilutive EPS

Net income (loss) available to common shareholders and assumed conversions	$3,632	22,730	$0.16	$16,460	22,744	$0.72

Note:  The Company’s subordinated debt, which was exchangeable into 2.8 million shares of the Company’s Class A Common Stock, was outstanding during the six months ended June 30, 1999 but was not included in the computation of diluted earnings per share because the effect would have been anti-dilutive. Options to purchase 2.3 million shares of Class A Common Stock were outstanding during the six months ended June 30, 1999, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.

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